Exhibit (k)(2)

Fund Servicing Agreement

This Fund Servicing Agreement (this “Agreement”) is made and entered into effective as of the last day written on the signature page by and between TAP US PRIVATE EQUITY FUND OF FUNDS, a Delaware statutory trust (the “Trust” or the “Fund”), and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, USBGFS is, among other things, in the business of providing administration and accounting functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBGFS to provide certain services, as expressly delineated and limited herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Service Provider.

a.	The Trust hereby appoints USBGFS as a service provider to the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit A (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

b.	USBGFS shall not be bound by any Trust policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on USBGFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.	USBGFS may use its affiliates or third-parties to provide any of the Services. Any such party shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such Services to the same extent as if provided by USBGFS. The Trust consents to the use of such parties and to USBGFS providing to such parties any information regarding the Trust or its shareholders as may be required to provide such Services.

e.	USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment.

f.	The Trust or its agent shall furnish to USBGFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.	The Trust may from time-to-time request that USBGFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Trust or by any other person authorized by the Trust to provide such request. USBGFS is under no obligation to agree to such modifications. If USBGFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

2.	Compensation.

USBGFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the Trust.

3.	License of Data; Warranty; Termination of Rights.

a.	USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor’s Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Trust. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary for valuing the Trust’s assets and making any required reporting relating thereto (the “License”). The Trust does not have any license or right to use the Data for purposes outside the scope of this Agreement including, but not limited to, resale to other users or for use in creating any type of historical database. The Trust acknowledges and agrees that certain Data Providers may also require the Trust to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 10 of this Agreement. The Trust acknowledges the proprietary rights that USBGFS and its Data Providers have in the Data.

b.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. USBGFS IS NOT RESPONSIBLE FOR ANY OF THE DATA ACCESSED BY THE TRUST OR ANY OF ITS SERVICE PROVIDERS OR AGENTS AND USBGFS ASSUMES NO DUTY TO VERIFY SUCH DATA.

c.	USBGFS may stop supplying some or all Data to the Trust if USBGFS’ Data Providers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Trust if USBGFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ Data Providers demand that the Data be withheld from the Trust. USBGFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

d.	The Trust agrees to indemnify and hold harmless USBGFS, its Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 10 of this Agreement.

e.	USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under Rule 30b1-9, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires the following provisions to be included in the Agreement:

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	[RESERVED]

5.	[RESERVED]

6.	Pricing of Portfolio Positions.

a.	For each valuation date, obtain prices from a pricing source as instructed to USBGFS by an individual authorized by the Trust or its appointed Valuation Designee and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Trust’s Valuation Designee, or another person authorized by the Trust or the Valuation Designee, will be responsible to supply USBGFS with valuations. The Trust’s appointed Valuation Designee(s) is (are) responsible for the accuracy of the lists supplied to USBGFS of pricing sources and the list of individuals authorized to designate pricing sources or valuations on behalf of the Valuation Designee.

b.	If one or more of the primary pricing sources for the portfolio positions of the Trust is unavailable when needed, USBGFS may use an alternative pricing source identified by USBGFS on a temporary basis. In such event the alternative price is subject to the review and approval of the Trust, and the Trust shall promptly notify USBGFS of any desired changes to such alternative price. USBGFS shall not have any liability for the use of such alternative price so long as it has met its standard of care under Section 10 with respect to the selection of such alternative pricing source.

c.	If the Trust desires to provide a price for a portfolio position that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBGFS with the price of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective. In such case USBGFS shall apply the price provided by the Trust without further investigation or verification.

d.	In the event that the Trust at any time receives Data containing price evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

i.	evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method may consistently generate approximations that correspond to actual traded prices of the securities;

ii.	methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and

iii.	the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect.

e.	Neither USBGFS, nor any of its employees, agents or suppliers is acting as the valuation designee within the meaning of Rule 2a-5 under the 1940 Act in respect of any Trust, and USBGFS shall not have any obligation for making fair value determinations or to investigate or verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, any of its affiliates, or any pricing service provided by the valuation designee, or fair values obtained from the valuation designee. USBGFS may perform certain tests on pricing data received each day, on a limited basis, which may include day over day tolerance breaks, NAV impact price analysis, and stale price testing, based on the availability of data from data vendors. However, such tests are limited, are not intended or designed to determine whether any price is fair or appropriate, and do not replace the valuation designee’s responsibility for the appropriateness of prices used in calculating the NAV of the Trust. Valuations received from a pricing source employed by the Trust, or the Trust’s investment adviser, or from calculation models that are based on inputs or data delivered to these sources from individuals associated with the Trust or the Trust’s investment adviser, are not subject to these tests and will be utilized as instructed by the valuation designee. The Trust acknowledges that the same or similar positions held by the Trust may be valued differently by other customers of USBGFS and that USBGFS is not under any obligation to compare such prices or notify the Trust of any such discrepancies. Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, any of its affiliates, or any third-party source.

7.	Changes in Accounting Procedures.

USBGFS shall perform its Services in accordance with the accounting practices and procedures of the Trust, provided that any changes to such accounting practices and procedures shall only be effective upon the Services following a resolution passed by the Board and receipt of written notice to and acceptance by USBGFS, which shall not be unreasonably withheld, and which may not be withheld when such change is required by applicable laws. USBGFS agrees to implement such changes in a timely fashion.

8.	Representations & Warranties.

a.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made, if required, prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to offer its shares; and

v.	All records of the Trust provided to USBGFS by the Trust or by any prior or present service provider of the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

b.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Notification of Error.

The Trust will notify USBGFS of any discrepancy between USBGFS and the Trust, including, but not limited to, failing to account for a security position in the Trust’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by USBGFS to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy. Notwithstanding any other provision in this Agreement, USBGFS shall have no liability with respect to any such discrepancy that the Trust does not notify USBGFS of within such time period.

10.	Standard of Care; Indemnification; Limitation of Liability.

a.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, the adviser or any other service provider to the Trust, or any employee of the foregoing; or for any loss suffered by the Trust, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ material breach of this agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

b.	Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBGFS, its affiliates, and its and their officers, directors, managers, employees, and suppliers (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Trust or by any other person authorized by the Trust to provide such instruction, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ material breach of this Agreement or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. If requested by a USBGFS Indemnified Party, the Trust shall advance (within thirty days of such request) any and all costs and expenses of such USBGFS Indemnified Party incurred in connection with any Losses or investigating or defending any matter to which such USBGFS Indemnified Party may be entitled to indemnification including, without limitation, reasonable attorneys’ and experts’ fees. The USBGFS Indemnified Party shall, in connection with any such advancement, agree to an undertaking to repay such advancement if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgement that the USBGFS Indemnified Party is not entitled to be indemnified by the Trust.

c.	USBGFS shall indemnify and hold the Trust and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ material breach of this Agreement, or from USBGFS’ bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

d.	In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

f.	Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

g.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

j.	In conjunction with the tax services provided to the Fund by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to the Trust for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Trust, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Trust by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Trust. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.

11.	Proprietary and Confidential Information.

a.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities or pursuant to legal process, (iii) to defend a claim brought against USBGFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

b.	USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trust or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust, expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Trust (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates' regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

c.	The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

d.	The Trust shall not make or change any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

12.	Records.

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that records relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, provided, however, that the Trust shall bear the reasonable cost of transfer (including, without limitation, costs related to image conversions), and USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

13.	Compliance with Laws.

a.	The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

b.	The Trust shall immediately notify USBGFS if the investment strategy of the Trust materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or the services provided under this Agreement.

c.	If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Trust the following provisions shall apply:

i.	The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBGFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

ii.	The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.	USBGFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

iv.	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.	USBGFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

3.	only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

4.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

5.	taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.	provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Trust of Personal Data breaches without undue delay;

[1]	For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

7.	at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.	make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

vi.	Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

14.	Term of Agreement; Amendment.

a.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.	Subject to Section 15, this Agreement may be terminated by either party (in whole) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.	USBGFS may terminate this Agreement immediately (in whole) if the continued service of the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Trust to a successor service provider.

d.	This Agreement shall automatically terminate if the Trust fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Trust to offer its shares.

e.	This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust and authorized or approved by the Trust’s Board.

15.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Trust elect to terminate this Agreement (in whole) prior to the end of the then current term, the Trust agrees to pay the following fees subject to the termination:

a.	all fees associated with converting services to a successor service provider;
b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.	all miscellaneous costs associated with a.-b. above.

16.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination. USBGFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Trust or its designee do not take possession of such records.

17.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship.

a.	Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

b.	The Trust acknowledges that the Board and officers of the Trust are responsible for management of the Trust and that USBGFS has no duties or obligations to manage or control the Trust. Any duties and obligations of USBGFS are strictly limited to those set forth herein.

c.	The Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as a trustee of the trust such person is serving in their own individual capacity at the pleasure of the shareholders of the Trust and not as a representative of USBGFS or any of its affiliates.

d.	The Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as an officer of the trust, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Trust, and when such person is acting in such capacity they are doing so on behalf of the Trust and not as a representative of USBGFS or any of its affiliates.

20.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by USBGFS and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

23.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: GFS Contracts

Email: GFSContracts@usbank.com

and notice to the Trust shall be sent to:

c/o Tap Capital LLC

One World Trade Center, 85th Floor

New York, NY 10007

Phone: 212.229.6098

24.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Trust) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

25.	Multiple Originals; Electronic Signatures.

a.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.	This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

Tap US Private Equity Fund of Funds		U.S. Bancorp Fund Services, LLC

By:	/s/ Jeff Leathers	By:	/s/ Gregory Farley
Name:	Jeff Leathers	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	4/16/2026	Date:	4/17/2026

EXHIBIT A

Services

CORE SERVICE LINES

I.	Administration Services

A.	General Fund Administration

1.	Act as a liaison among Fund Service providers.

2.	Supply non-investment-related statistical and research data as requested

3.	Digital Board Services as described in Exhibit D

4.	Coordinate the Trust’s Board communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board based on financial, tax and administrative data.

c.	Monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

d.	Prepare minutes of meetings of the Board, audit committee, and Fund shareholders subject to the review and approval of the Board and legal counsel for the Funds.

e.	Calculate dividends for review, approval, and ratification by the Board and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

f.	Attend Board meetings (including audit committee meetings) and present materials for the Board’s review at such meetings.

g.	Post Board materials to the Board’s web portal (Diligent).

5.	Audits/Examinations:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the IRPAF and facilitate the audit process.

b.	For SEC or other regulatory examinations, provide requested information to the Trust to assist the examination process.

6.	Pay Fund expenses upon written authorization from the Trust.

B.	Compliance Support:

1.	Regulatory Compliance Support

a.	Test compliance with portfolio holdings limitation under applicable 1940 Act requirements on a quarterly basis.

b.	Test on a quarterly basis the Fund’s compliance, on a post-trade basis, with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-2 (or similar documents) filed with the SEC (“Registration Statement”). Provide the results of such testing to the Trust.

c.	Provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein or to broaden any duties or obligations of USBGFS set forth here.

d.	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act, USBGFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in Rule 38a-1) involving USBGFS that affect or could affect the Trust or any Fund.

2.	SEC Registration and Reporting Support:

a.	Assist Fund counsel with respect to filings of the Registration Statement.

b.	Assist Fund counsel in the preparation and filing of the annual and semiannual shareholder reports and other filings (e.g., Form N-CEN, Form N-CSR, and Form N-PORT). As requested by the Trust or any Fund, prepare and file Form N-PX and Form N-RN.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File the fidelity bond under Rule 17g-1 of the 1940 Act.

e.	Assist Fund counsel in preparation of proxy statements, repurchase offers, tender offers and information statements, as requested by the Fund.

f.	While USBGFS shall assist in the preparation and filing of the materials noted above, the Trust acknowledges and agrees that USBGFS is not ultimately responsible for the content of such materials and shall not be held to be the maker of statements or opinions in any such materials unless USBGFS expressly agrees in a writing to be filed with such materials.

3.	IRS Compliance Support:

a.	Test on a quarterly basis the Fund’s status as a regulated investment company under Subchapter M of the Code, including review of the following:

i.	Diversification requirements.

ii.	Qualifying income requirements.

iii.	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management and/or its IRPAF.

C.	Financial Reporting

1.	Provide financial data required by the Registration Statement.

2.	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board, the SEC, and the IRPAF.

3.	Assist the Trust’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements.

4.	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

5.	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

6.	Prepare financial statements subject to review and approval from the Fund and the Fund’s auditors, which include the following items:

a.	Schedule of Investments

b.	Statement of Assets and Liabilities

c.	Statement of Operations

d.	Statement of Changes in Net Assets

e.	Statement of Cash Flows (if applicable)

f.	Financial Highlights

D.	Tax Reporting

1.	Prepare for the review of the IRPAF and/or Fund management the federal and state tax returns including Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its IRPAF. File on a timely basis appropriate federal and state tax returns including Forms 1120/8613, with any necessary schedules.

2.	Provide the Fund’s management and IRPAF with tax reporting information pertaining to the Funds and available to USBGFS as required in a timely manner.

3.	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Funds’ IRPAF.

4.	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested directors and other qualifying service providers.

5.	Monitor wash sale losses.

6.	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

E.	If the Trust so elects, USBGFS shall provide additional services that are further described in the fee schedule on Exhibit B.

II.	Accounting Services

A.	Portfolio Accounting Services:

1.	Maintain the security master file for the Fund.

2.	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

3.	Track and properly reflect corporate actions (e.g., stock splits, dividends, mergers, rights issuances, spin-offs, etc.) impacting the securities positions held by the Fund.

4.	As of the close of business on each day the Fund values its portfolio positions (each, a “Valuation Date”), obtain prices from a pricing source selected by the Fund’s valuation designee and apply those prices to the Fund’s portfolio positions (also hereinafter referred to as “securities”). For those securities where market quotations are not readily available, the valuation designee shall determine fair value. USBGFS shall be entitled to rely on such prices and/or fair valuations without investigation or verification.

5.	Identify interest and dividend accrual balances as of each Valuation Date and calculate gross earnings on investments for each accounting period.

6.	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each Valuation Date.

7.	On a daily basis, reconcile cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

8.	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services

1.	For each Valuation Date, monitor the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

2.	Process and record payments for Fund expenses.

3.	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Trust.

4.	Provide expense accrual and payment reporting.

C.	NAV Calculation and Financial Reporting Services

1.	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

2.	Apply equalization accounting as directed by the Fund.

3.	Determine net investment income (earnings) for the Fund as of each Valuation Date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each Valuation Date.

4.	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current Prospectus.

5.	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

6.	Communicate to the Fund, at an agreed upon time, the per share net asset value for each Valuation Date.

7.	Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

8.	Prepare monthly security transactions listings for the Fund.

D.	Tax Accounting Services

1.	Maintain accounting records for the investment portfolio of the Fund.

2.	Maintain tax lot detail for the Fund’s investment portfolio.

3.	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

4.	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Audit Support Services

1.	Support reporting to regulatory bodies and financial statement preparation by making the Fund’s accounting records available to the Fund, the SEC, and the Fund’s independent registered public accounting firm (“IRPAF”), in each case as requested by the Fund.

2.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the SOX Act or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

3.	Cooperate with the Fund’s IRPAF and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such IRPAF for the expression of their opinion on the Fund’s financial statements, without any qualification as to the scope of their examination.

F.	If the Trust so elects, USBGFS shall provide the Rule 2a-5 supplemental services described on, and subject to the terms and conditions of, Exhibit E.

G.	If the Trust so elects, USBGFS shall provide the Rule 18f-4 supplemental services described on, and subject to the terms and conditions of, Exhibit F.

III.	[RESERVED]

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit B or at USBGFS’ then-current standard rates for such services if not specified.

EXHIBIT B

Fees

[REDACTED]

EXHIBIT C

Required Provisions of Data Service Providers

•	The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•	The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•	The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the Data (including expressly disclaiming all warranties).

•	The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•	The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

•	The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Trust and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.

•	THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•	THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT regarding the Data OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT D

Digital Board Services

1.	Services. USBGFS shall provide the following supplemental digital board services to the Trust (the “Digital Board Services”) as described below:

a.	Comprehensive Digital Services

i.	Full access to the premium version of Diligent’s board portal, including compilation and distribution of all board materials by USBGFS.

b.	Light Digital Offering

i.	Compilation of all board materials by USBGFS into a PDF stored on a OneDrive site to be accessed by the Trust’s Board participants.

2.	Compensation. The Trust shall pay to USBGFS fees for the Board Services selected in accordance with the fee schedules as follows:

[REDACTED]

3.	Selection of Services.

a.	Comprehensive Digital Services. The selection of Comprehensive Digital Services shall be binding on the Trust for one year. Following any one year period of Comprehensive Digital Services the Trust may select (i) Comprehensive Digital Services for an additional one year period, (ii) the Light Digital Offering, or (iii) only the basic board services provided under the Agreement.

b.	Light Digital Offering. The selection of the Light Digital Offering shall be binding on the Trust for one quarter. Following any quarter for which the Trust has selected the Light Digital Offering the Trust may select (i) Comprehensive Digital Services, (ii) the Light Digital Offering for an additional quarter, or (iii) only the basic board services provided under the Agreement.

4.	Third-Party Vendors.

a.	The Comprehensive Digital Services are reliant upon services provided by Diligent as a third-party vendor to USBGFS, and if USBGFS shall cease to have access to the Diligent services for any reason the obligations of the parties hereto with respect to the Comprehensive Digital Services shall immediately terminate further liability.

b.	The Trust agrees that it shall, and it shall cause its Board participants and other users to, comply with any terms of use established by Diligent, applicable to the use of the services and the access to any Diligent portals or electronic sites.

c.	The Trust agrees that USBGFS shall not be responsible or liable for any actions or inactions of Diligent or any other third-party vendor, for any lack of access to any Diligent portal or other electronic site, or for any errors, data loss, or other cyber-security event by Diligent, at or through a Diligent maintained electronic site, or at any other third-party vendor. The Trust acknowledges that Diligent is not responsible for maintaining records of the Trust.

d.	USBGFS MAKES NO WARRANTY OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR SUFFICIENCY OF ANY DATA OR OTHER INFORMATION PROVIDED THROUGH THE DILIGENT PORTALS, ANY DILIGENT ELECTRONIC SITE, OR OTHERWISE THROUGH THE COMPREHENSIVE DIGITAL SERVICES OR THE LIGHT DIGITAL OFFERING.

EXHIBIT E

Rule 2a-5 Supplemental Services

1.	If the Trust elects to receive the Rule 2a-5 Supplemental Services, USBGFS shall provide the following services to the Funds (the “Rule 2a-5 Supplemental Services”):

A.	Price Comparison Report

i.	The Price Comparison Report is a monthly report showing prices from an alternative source chosen by USBGFS for certain instruments held by the Fund.

B.	Back-testing and Calibration Report

i.	The Back-testing and Calibration Report shows (a) the actual buy price for certain instruments held by the Fund compared to the next price used for such instrument in the Fund’s NAV and (b) the actual sale price of certain instruments held by the Fund compared to the prior price used for such instrument in the Fund’s NAV.

C.	Adviser Valuation Oversight Report

i.	The Adviser Valuation Oversight Report is graphic overview of the Fund’s assets, the pricing sources used by the Fund, the types of prices used, and the preliminary fair value leveling utilized for Form NPORT.

2.	The Trust shall pay USBGFS fees for the Rule 2a-5 Supplemental Services for the Fund receiving such services based upon the number of level 2 instruments (as defined by the Fund’s Topic 820 Report) held by each the Fund as a percentage of the Fund’s total positions in accordance with the following table:

[REDACTED]

3.	The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to USBGFS’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in USBGFS’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

4.	The alternative pricing information provided in the Rule 2a-5 Supplemental Services is intended for comparison purposes only. THE TRUST IS RESPONSIBLE FOR SELECTING THE PRICING SOURCES USED FOR EACH INSTRUMENT HELD BY THE FUND FOR CALCULATING THE FUND’S NET ASSET VALUE, FOR DETERMINING THE APPROPRIATE PRICING METHODOLOGIES USED BY THE FUND, AND FOR DETERMINING THAT THE PRICES USED FOR EACH INSTRUMENT ARE APPROPRIATE. USBGFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, any of its affiliates, or any third-party source. Notwithstanding anything else in this Addendum or the Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, any of its affiliates, or any third-party source.

5.	USBGFS shall only include pricing comparison information in the Rule 2a-5 Supplemental Services from third-party sources. USBGFS shall not be responsible for (i) providing any discretionary or subjective valuation of any instrument, (ii) providing any pricing information not available from a third-party source, (iii) providing any recommendation or opinion on whether a primary price or a comparison price is appropriate, or (iv) determining the appropriate pricing source for any instrument.

6.	The Trust acknowledges that it is responsible for determining the suitability and applicability of the information obtained through the Rule 2a-5 Supplemental Services. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF INFORMATION PROVIDED IN THE RULE 2a-5 SUPPLEMENTAL SERVICES.

EXHIBIT F

SEC Derivatives Rule 18f-4 Supplemental Services

1.	USBGFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and access for the Trust to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule (the “Rule 18f-4 Supplemental Services”).

2.	If the Trust elects to receive the Rule 18f-4 Supplemental Services, the Trust shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform, commencing on the date the Trust begins accessing the third-party web platform:

[REDACTED]

3.	In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Trust further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

4.	The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

5.	In the event of termination of the Rule 18f-4 Supplemental Services, the Trust shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBGFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

6.	The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBGFS, for failure to properly access the Platform in the manner prescribed by USBGFS, and for the Trust’s failure to supply accurate and complete information to USBGFS.

7.	The Trust must provide USBGFS with such information as is requested by USBGFS or Confluence to assist in developing the Confluence Data needed for the Trust’s obligations under the Rule. The Trust must provide USBGFS with such information as is necessary for USBGFS to provide the Trust with access to the Platform.